SHAREHOLDERS AGREEMENT OF DRAFT II PARTICIPAÇÕES S.A.

VBC ENERGIA S.A., former Serra da Mesa Energia S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Engenheiro Luís Carlos Berrini, 1297/1307, 13th floor, suite 132, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 00.095.147/0001-02, hereinafter simply referred to as “VBC”;

521 PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, 501 – 4th floor, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 01.547.749/0001-16, hereinafter simply referred to as “521”;

BONAIRE PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Juscelino Kubitscheck, 50, 18th floor – part occupancy, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 02.117.801/0001-67, hereinafter simply referred to as “BONAIRE”; and they may be individually referred to as PARTY, or collectively PARTIES;

and, as Intervening Consenting Party,

DRAFT II PARTICIPAÇÕES S.A., whose name shall be changed to CPFL Energia S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Rua Iguatemi, 192, suite 121, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 02.429.144/0001-93, hereinafter simply referred to as “COMPANY”; the PARTIES and COMPANY being represented according to their respective bylaws,

WHEREAS the PARTIES:

 (i) hold the majority of the capital of COMPANY, a holding resulting from the reorganization of investments of VBC, 521, and BONAIRE in the electricity power industry;

 (ii) hold a direct equity in Companhia Paulista de Força e Luz — CPFL (hereinafter referred to as CPFL-D) and in CPFL Geração de Energia S.A. (hereinafter referred to as CPFL-G);

 (iii) are bound to increase the capital of COMPANY upon the transfer of all shares owned in the capital of CPFL-D and CPFL-G;

(iv) wish to list COMPANY’s shares in Brazilian stock exchanges, according to the rules of the New Market, and abroad; and

(v) wish to regulate the exercise of the voting right inherent to their shares, the restriction on the circulation, the mutual relations as controlling shareholders, as well as to establish the general principles to exercise of the controlling power and manage COMPANY and the SUBSIDIARIES thereof,

They have agreed to enter into this Shareholders Agreement, pursuant to, and for the purposes of article 118, including its paragraphs, Law Nr. 6.404, of 12/15/1976, which shall be governed as follows:

CLAUSE ONE – DEFINITIONS

1.1 Unless as otherwise clearly required by context, the capitalized terms and expressions below shall have the meanings set forth in this clause:

(a) SHARES or BOUND SHARES – the common shares issued by the COMPANY and owned by the PARTIES (sub-clause 3.1), as well as any shares added to the equity of each of the PARTIES by virtue of subscription, split or bonus;

(b) LITIGATION SHARES – such BOUND SHARES that are object of arrest, seizure or legal attachment;

(c) AGREEMENT – this Shareholders Agreement, which is the only voting agreement executed by and between the PARTIES, which are hereby bound not to execute any other agreement of the same nature with the PARTIES or with third parties during the effectiveness hereof;

(d) AFFILIATE – shall mean, in relation to each PARTY, the legal entity acting as its parent company, subsidiary, or directly or indirectly controlled by the same parent company(ies) of the PARTY,

(e) CONTROL BLOCK – the block of BOUND SHARES, owned by the PARTIES, representing more than 50% of COMPANY’s voting capital, which entitle them to preponderance in company resolutions;

(f) ASSOCIATED COMPANY – a company in which COMPANY holds no less than ten percent (10%) of the voting capital, without, however, controlling it;

(g) SUBSIDIARY – a company in which COMPANY, directly or through other companies, holds the controlling power, (i) individually, for being the holder of voting rights that entitle it on a permanent basis preponderance in company resolutions and the power to elect the majority of the managers, or (ii) for participating in the control block governed by Shareholders or Quotaholders Agreement;

(h) BYLAWS – the COMPANY’S bylaws, which – based on CPFL-D’s current bylaws – shall, in no more than 60 days as of this date, be restated to reflect the changes in the Brazilian Corporate Law (“Lei das S.A.’s”) and the provisions hereof, including any amendment approved during the effectiveness thereof;

(i) ANNUAL BUDGET – the annual budget containing an estimate of the operating revenues and expenses, of the costs and investments, the cash flow, the amount to be used to pay dividends, the inversions of resources with own capital or that of third parties and other data deemed required by COMPANY’s management;

(j) OFFEROR – the PARTY willing to dispose of the BOUND SHARES to a third party or to any of the other PARTIES or, for the purposes of Clause 12, that whose control is changed;

(l) RELATED PARTY(IES) – partner(s), quotaholder(s) or shareholder(s) of the PARTIES, to wit:

(i) in relation to VBC: Votorantim Energia Ltda., Bradesplan Participações S.A. and Camargo Corrêa Energia Ltda., and their respective AFFILIATES;

(ii) in relation to 521: PREVI – Caixa de Previdência dos Funcionários do Banco do Brasil, and their AFFILIATES;

(iii) in relation to BONAIRE: Funcesp – Fundação Cesp, Petros – Fundação Petrobrás de Seguridade Social, Sistel – Fundação Sistel de Seguridade Social, Sabesprev – Fundação Sabesp de Seguridade Social and their respective AFFILIATES;

(m) 5-YEAR BUSINESS PLAN – COMPANY’s 5-year business plan comprising the strategic planning, which shall contain the investment plans and the projections for a period of five (5) fiscal years of COMPANY and the SUBSIDIARIES thereof, comprising activities, strategies, new investments, and business opportunities, the amounts to be invested or otherwise contributed from resources of its own or third parties, as well as the expected return and profit rates;

(n) PREVIOUS MEETING – meeting of the PARTIES to be held before any General Meeting or meeting of the Board of Directors of COMPANY, the SUBSIDIARIES or ASSOCIATED COMPANIES, in order to define the orientation of the vote to be given by representatives of the PARTIES in such corporate bodies;

(o) ECONOMIC VALUE — shall mean the value of the BOUND SHARES, evaluated by the discounted cash flow method, according to criteria usually adopted in the evaluation of companies in the industry, carried out by a reputable expert company, to exercise the preemptive right in case of change of control of the PARTY, as set forth in clauses 11 and 12.

CLAUSE TWO – OBJECT

2.1 The object hereof is to assure and govern the exercise of the control of COMPANY and its SUBSIDIARIES, the PARTIES being jointly bound to maintain the ownership of a block of SHARES that entitle them on a permanent basis to the majority of votes in the General Meetings, and the power to elect the majority of managers and audit committee members of COMPANY and (by intermediation thereof) of its SUBSIDIARIES.

CLAUSE THREE – BOUND SHARES

3.1 The following SHARES of each PARTY are bound to the AGREEMENT, which comprise the participation percentage in the entire capital of COMPANY and in the CONTROL BLOCK, as shown in the table below:

		PERCENTAGE
	NUMBER OF COMMON	IN THE ENTIRE	IN THE
PARTY	SHARES	CAPITAL	CONTROL BLOCK
VBC	19,571	36.26	45.32
521	16,410	30.40	38.00
BONAIRE	7,203	13.34	16.68
Total Shares	43,184	80.00	100.00

3.1.1 Pursuant to WHEREAS (iii) above, the PARTIES shall increase the capital of COMPANY upon the transfer of all common and preferred shares issued and owned by CPFL-D and CPFL-G, most of which were jointly purchased thereby, and the least of which were individually purchased by one or some of the PARTIES. For the purposes of the provisions in this clause 3, CPFL-D and CPFL-G jointly purchased shares (hereinafter referred to as “CPFL JOINTLY PURCHASED SHARES”) are those the manner of acquisition of which was one of the following:

a) shares (common or preferred) purchased (i) at CPFL-D privatization auction (including those alienated by the State and those corresponding to the balance not purchased by the employees); and (ii) resulting from the share purchase public offer made by DOC 4 Participações S.A.;

b) CPFL-D and CPFL-G shares subscribed in increases of their capitals from November/1997 through March/2002, resulting from the exercise of the preemptive right inherent to the shares referred to in item “a” above;

c) class “C” preferred bonus shares by CPFL-D, corresponding to the shares referred to in letters “a” and “b” above; and

d) CPFL-G common and preferred shares, corresponding to the shares referred to in letters “a” to “c” above, received by the PARTIES resulting from the partial split-up of CPFL-D.

3.1.2 After the increase of capital to which sub-clause 3.1.1 refers, in addition to the SHARES referred to in sub-clause 3.1., the portion of new subscribed shares issued by the COMPANY corresponding to the transfer of eighty percent (80%) of the “CPFL JOINTLY PURCHASED SHARES” shall be bound to the AGREEMENT. An Amendment to the AGREEMENT to be executed after the increase of capital shall set forth the new amount of BOUND SHARES of each PARTY, the percentage in relation to the full capital of COMPANY and to the CONTROL BLOCK.

3.2 The PARTIES shall be bound at all times to exercise the voting right inherent to the common shares of the COMPANY, of which they are, now or in the future, holders in accordance with this AGREEMENT, even if some of such shares are not bound to the AGREEMENT, by which they can only grant voting rights to third parties on the unbound shares, through a power of attorney, usufruct, pledge or another proper mean, if the third party is required to vote according to the instruction of the PARTY that granted such third party the right to vote.

CLAUSE FOUR – GENERAL PRINCIPLES IN CONDUCTING CORPORATE MATTERS

4.1 The PARTIES shall be bound to exercise the voting right inherent to the SHARES, the controlling power they have over the managers of COMPANY, and its SUBSIDIARIES and ASSOCIATED COMPANIES, and the rights hereunder in order to apply the following principles, guidelines and policies:

a) to promote and observe the basic objective of COMPANY and its SUBSIDIARIES, companies engaged in the electricity power generation, transmission, and distribution industry, and like activities, in order to assure the operation of the facilities and equipment required for the exploration of the respective public service concessions, and to assure the continuation, regularity, and quality of the electricity power services provided;

b) to take into account, in the strategic decisions of COMPANY and its SUBSIDIARIES, the interest of the PARTIES to safeguard the continuation and expansion of the operations of COMPANY and its SUBSIDIARIES, the financial return of the investments and to promote the provision of proper services by the SUBSIDIARIES, within the quality and competitive standards required for the good service to users and in compliance with the obligations of franchisees;

c) to implement in COMPANY and its SUBSIDIARIES a dividend distribution policy in a currency that entitle its shares the characteristics of savings security in order to have periodic income, without prejudice of the constitution of the reserves provided for in the ANNUAL BUDGET or in the 5-YEAR BUSINESS PLAN, and that are required for the expansion plan of its activities and for the improvement of the provision of services of the franchises explored by the SUBSIDIARIES;

d) to adopt a dynamic management structure in COMPANY and SUBSIDIARIES within the minimum standard required for its good management, comprised by qualified and reputable professionals;

e) to prepare guidelines for the activities and management of COMPANY and SUBSIDIARIES to be reflected (i) in the 5-YEAR BUSINESS PLAN; and (ii) in the ANNUAL BUDGET of COMPANY and SUBSIDIARIES, prepared in accordance with the 5-YEAR BUSINESS PLAN.

4.2 Any business or agreement to be executed by COMPANY or its SUBSIDIARIES with a RELATED PARTY shall be concluded strictly based on mutual and market conditions, as such business or agreement had been contracted with third parties.

CLAUSE FIVE – PREVIOUS MEETINGS

5.1 Before any General Meeting or meeting of the Board of Directors of COMPANY, its SUBSIDIARIES or its ASSOCIATED COMPANIES to resolve on any of the matters set forth in sub-clauses 5.4 and 7.4, the PARTIES, called as provided for in sub-clause 5.2, shall meet to define the manner by which the vote will be exercised by their representatives in accordance with the provisions herein.

5.2 The PREVIOUS MEETINGS shall be called by the chairman of the Board of Directors of COMPANY or its SUBSIDIARY, by any other two members of the Board, acting together, by any member of the Board of Directors of the ASSOCIATED COMPANY appointed by COMPANY or further by any of the PARTIES, upon written notice sent by any means to the addresses referred to in sub-clause 17.6, at least three (3) business days in advance. The meetings shall be held at COMPANY’s principal place of business or as otherwise previously informed, provided that such place is located in the same city of its principal place of business, at least twenty-four (24) hours before the General Meeting or meeting of the Board of Directors. The PREVIOUS MEETINGS calls shall include the agenda to be discussed, and a copy of any supporting document required should be attached thereto.

5.3 The PREVIOUS MEETINGS shall take place with the presence of the representatives of the PARTIES holding at least fifty-one percent (51%) of the BOUND SHARES, the PARTIES being bound to appear thereat by proxies with powers to resolve on the agenda.

5.4 A PREVIOUS MEETING shall be mandatory for all matters requiring the approval of the General Meeting or for those in which the Board of Directors of COMPANY, or its SUBSIDIARIES, can only resolve by the qualified majority (pursuant to sub-clause 7.4). A PREVIOUS MEETING shall also be required for the Board of Directors (of COMPANY and its SUBSIDIARIES) to resolve on the following matters:

a) approval of the other members of the Staff of Officers, appointed by the Chief Executive Officer previously elected by the Board of Directors; and

b) execution of agreement of any nature in a total amount higher than R$ 20 million, even if such agreement is related to the expenses set forth in the ANNUAL BUDGET or in the 5-YEAR BUSINESS PLAN.

5.5 The PARTIES and their representatives in resolutions of COMPANY or its SUBSIDIARIES shall postpone or adjourn the General Meeting or meeting of the Board of Directors called to resolve on a matter subject to the PREVIOUS MEETING when (i) for any reason, until the date of the General Meeting or meeting of the Board of Directors, the PREVIOUS MEETING had not been held; or (ii) if held, there is no valid decision of the PARTIES. In both cases, the postponement or adjournment shall be maintained until the PARTIES previously meet and a valid decision is made (sub-clause 5.6). In case the valid decision is not made only in relation to some aspects of the agenda, the PARTIES shall cause such aspects to be removed from the order of the day, and shall resolve on the other aspects as defined in the PREVIOUS MEETING.

5.6 All resolutions of the PARTIES in PREVIOUS MEETINGS shall be adopted by the simple majority (50% + 1) of the BOUND SHARES, except those to which General Meeting is incumbent and those subject to the approval of the qualified majority of the Board of Directors, as determined in sub-clause 7.4, for which the approval of the PARTIES representing at least eighty percent (80%) of the BOUND SHARES shall be required.

5.6.1 In the PREVIOUS MEETINGS each BOUND SHARE entitled to one vote, and the blank votes or denials shall – for the purposes of the decision on matters requiring the approval of the qualified majority – be computed as approval of the proposal with the largest number of votes.

5.6.2 The orientation of vote defined by the PARTIES in PREVIOUS MEETING shall be followed uniformly and in block by the representatives of the PARTIES in the resolutions of COMPANY, its SUBSIDIARY or ASSOCIATED COMPANY resolving thereon.

5.7 If the ANNUAL BUDGET of COMPANY and/or its SUBSIDIARIES had not been approved by the qualified majority until the first business day of the year to which it refers, the monthly disbursement (excluding new investments) up to the amount of one-twelfth (1/12) or the budget approved for the previous year, with the adjustment of the respective amounts based on the variation of the IGP-M, published by Getúlio Vargas Foundation shall be automatically authorized. Such disbursement authorization shall be in force only during the first quarter of the subsequent year. After this period, only expenses and investments required to assure the operations of COMPANY and its SUBSIDIARIES for the continuation of the provision of services and projects and investments already approved and in progress may be made.

5.8 The impediment to participate by representatives of any of the PARTIES in any of the Assistant Committee of the Board of Directors of COMPANY and/or its SUBSIDIARIES for the reasons set forth in sub-clause 8.9.6 shall not restrict, for any purpose or effect, the participation of the same PARTY in the PREVIOUS MEETING to resolve on such matter, in which it may exercise its voting right in full.

5.9 The failure to appear by any of the PARTIES at a PREVIOUS MEETING duly called and held shall imply in the full acceptance thereby of the resolution adopted by the majority of votes of the BOUND SHARES owned by the PARTIES present at the meeting, and the votes corresponding to the SHARES of the absent PARTY shall be computed as favorable votes for the purposes of calculation of the qualified majority in the cases required hereunder.

5.10 The chairman of the General Meeting or of the Board of Directors, of COMPANY and its SUBSIDIARIES, shall not compute the vote given by representatives of the PARTY in breach of the provisions hereof or the resolutions of the PREVIOUS MEETING (sub-clauses 5.4 and 5.6.2). In such event, any of the representatives of the other PARTIES may, by submitting a copy of the minutes of the PREVIOUS MEETING in which the matter had been resolved by the PARTIES, required the vote of the party in breach to be considered and calculated as previously approved in the PREVIOUS MEETING.

5.11 The failure to appear at the General Meeting or the meeting of the Board of Directors of COMPANY or its SUBSIDIARIES, as well as the abstention to vote of the representative of any PARTY or member of the Board of Directors elected thereby in accordance with this AGREEMENT, entitled any of the representatives of the other PARTIES to participate, as the case may be, in the General Meeting or in the meeting of the Board of Directors, and exercise the voting right (i) in the case of a General Meeting, with the shares owned by the absent or non-voting PARTY, and (ii) in the case of a meeting of the Board of Directors, on behalf of the absent or non-voting member of the board.

5.12 The minutes of the PREVIOUS MEETING shall be summarily transcribed, and, pursuant to art. 130, § 1, Law 6.404/76, it shall be allowed to present separate votes and protests, which, initialed by the presents, shall be filed by the PARTIES – which shall include, clearly and accurately, the resolution of the PARTIES and the sense of vote that its representatives – in General meetings and Boards of Directors, of COMPANY and its SUBSIDIARIES and ASSOCIATED COMPANIES – shall manifest or approve in the respective resolutions.

5.13 Upon the resolution of the majority of the PARTIES, the PREVIOUS MEETINGS may be tape-recorded.

CLAUSE SIX – EXERCISE OF THE VOTING RIGHT IN THE GENERAL MEETINGS GENERAL MEETINGS

6.1 The PARTIES shall exercise the voting right in the General meetings of COMPANY – and the latter in the General meetings of SUBSIDIARIES and ASSOCIATED COMPANIES – in accordance herewith.

6.2 Only matters provided for by law shall be submitted to the General Meeting. The BYLAWS of COMPANY shall provide that the decisions at the General Meeting shall be made by the simple majority of the attending shareholders present, except for the matters where qualified majority is required by law.

6.3 Notwithstanding the provision in sub-clause 6.2, the PARTIES shall be bound to appear at all General meetings of COMPANY and therein exercise their voting rights in order to assure that the resolutions on any matters be approved, as defined in the PREVIOUS MEETING, by the vote of the PARTIES holding at least eighty percent (80%) of the BOUND SHARES

6.4 Without prejudice of the provision in sub-clauses 5.10 and 5.11, and in art. 118 of Law 6.404/76, any exercise by any of the PARTIES of the voting right at the General meetings not in accordance with the resolutions in the PREVIOUS MEETING shall imply invalidity of the vote and vacation of the resolution adopted, without prejudice of the right of the interested PARTY to promote the specific execution of the obligation breaches and claim for loss and damages.

6.5 Should either PARTY fail to appear at a General Meeting called to resolve on the matter submitted for its approval, or in case of appearance, fails to vote, the provision in sub-clause 5.11 and in § 9, art. 118, Law 6.404/76, shall apply.

6.6 The provisions of this clause shall also apply to the resolutions at the General meetings of the SUBSIDIARIES, and, as the case may be, the ASSOCIATED COMPANIES.

CLAUSE SEVEN – RESOLUTIONS OF THE BOARD OF DIRECTORS

7.1. The PARTIES shall be bound to direct the members of the Board of Directors of COMPANY, the SUBSIDIARIES and ASSOCIATED COMPANIES elected thereby (sub-clause 8.2.1) to vote in the meetings of the Board of Directors, as resolved in the PREVIOUS MEETINGS and the provisions herein.

7.2. The Board of Directors shall be incumbent to decide on any matter of the interest of the company, except (i) those attributed by Law exclusively to the General Meeting; and (ii) those attributed to the Staff of Officers by this AGREEMENT and by the bylaws of COMPANY and its SUBSIDIARIES.

7.3 The decisions of the Board of Directors shall be – except for the provision in sub-clause 7.4 below – made by the simple majority of the members present, and the Chairman (or in the absence thereof, the Vice-Chairman) shall be entitled to vote in case of a tie.

7.4 Without prejudice of the provision in sub-clause 5.6.2, the approval of the following matters require the approval of seventy percent (70%) of the acting members appointed by the PARTIES:

a) election of the Chief Executive Officer and dismissal of any members of the Staff of Officers (including the Chief Executive Officer);

b) definition of the dividends policy;

c) establishment and closure of SUBSIDIARIES; acquisition and disposal of investments in other companies;

d) approval of the ANNUAL BUDGET of COMPANY, considering that in the absence of agreement with the operating budget of a certain year, that of the preceding year shall prevail, will all amounts adjusted by the variation of the IGP-M in the previous year, according to sub-clause 5.7;

e) approval of the 5-YEAR BUSINESS PLAN of COMPANY and its annual reviews;

f) increase of capital of COMPANY within the limit of the capital authorized and pricing of the issuance of shares;

g) issuance of subscription bonus within the limit of the authorized capital;

h) indebtedness of COMPANY – including the provision of guarantees and assumption of obligations in favor of SUBSIDIARIES and ASSOCIATED COMPANIES – beyond the limits provided for in the ANNUAL BUDGET or in the 5-YEAR BUSINESS PLAN;

i) execution of agreement of any nature in the total amount higher than R$ 20 million, even if such agreement refers to an expense provided for in the ANNUAL BUDGET or in the 5-YEAR BUSINESS PLAN;

j) constitution of any type of guarantee by COMPANY in favor of third parties, in addition to the cases provided for in letter (h);

l) execution of agreements with the RELATED PARTIES in an amount higher than R$ 5 million;

m) selection and substitution of COMPANY’s independent accountants;

n) authorization for the purchase of shares issued by COMPANY itself, for the purpose of cancellation or treasury;

o) amendments to the franchise agreement of a SUBSIDIARY;

p) approval of share purchase option plans;

q) purchase, disposal or encumbrance of any fixed asset of an amount equal to or higher than R$ 20 million;

r) details of the matters to be submitted to previous analysis of each of the Committees, as provided for in sub-clause 8.9.4;

s) compensation of the members of the Committees (sub-clause 8.9.2) that are not part of COMPANY staff.

7.5 The resolution of the matters provided for in sub-clause 7.4 concerning SUBSIDIARIES or, as the case may be, ASSOCIATED COMPANIES, is subject to the PREVIOUS MEETING.

7.6 The provisions in sub-clauses 5.10 and 5.11 shall apply to the resolutions of the Board of Directors of COMPANY and SUBSIDIARIES.

CLAUSE EIGHT – COMPOSITION AND OPERATION OF THE MANAGEMENT BODIES

8.1 Company shall be managed by a Board of Directors and by an Executive Board, which shall be comprised and shall operate according to the BYLAWS and the provisions hereof.

8.2 BOARD OF DIRECTORS — The Board of Directors of COMPANY shall be comprised by at least twelve (12) members, one of which will be the Chairman, elected for a one (01) year office, which may be reelected.

8.2.1. Until such time as the registration for negotiation of COMPANY shares at the stock market does not become effective, the Board of Directors shall be constituted by twelve (12) members, being:

a) VBC incumbent of appointing six (6) members;

b) 521 shall appoint four (4) members;

c) BONAIRE shall appoint two (2) members;

8.2.1.1 The number of members of the Board of Directors which each PARTY is entitled to appoint, according to sub-clause 8.2.1 above, takes into consideration the current interest of the PARTIES in the CONTROL BLOCK. In case of amendment to the interest of any of the PARTIES in the total BOUND SHARES, the number of Members of the Board which the referred PARTY will be entitled to appoint shall be adapted to reflect such change, remaining, however, unchanged the number of Members of the Board of the PARTY whose relative interest in the total BOUND SHARES was not amended.

8.2.2 Notwithstanding the provisions of sub-clause 8.2.1.1, after the registration of COMPANY shares for negotiation in the stock market is completed, (i) the number of members of the Board of Directors of COMPANY (sub-clause 8.2) shall be increased or reduced, depending on the case, so as to always assure the PARTIES, whilst holders of the CONTROL BLOCK, the power of appointing 12 Members of the Board, and (ii) one or more positions of the Board of Directors shall be destined to minority shareholders, according to the law or as resolved by the PARTIES.

8.2.3 The PARTIES shall appoint, twenty-four (24) hours in advance of the General Meeting, the persons chosen thereby to be elected to the Board of Directors. The PARTIES hereby are bound to vote in block in the persons to appointed, which names shall not be rejected, except in case of failure to comply with legal provisions.

8.2.4 The Chairman of the Board of Directors shall be appointed at the first meeting held after the election of its members, among the permanent Members of the Board appointed by the PARTY which, individually, holds the larger amount of the BOUND SHARES and the Vice-Chairman by the PARTY which individually holds the second larger quantity of such shares.

8.2.4.1 In case of transfer of BOUND SHARES to a common SUBSIDIARY – understood as such the company which, under the terms defined herein, may be deemed SUBSIDIARY of more than one of the PARTIES — the right to appoint the Chairman and the Vice Chairman of the Board of Directors as per sub-clause 8.2.4 shall not be affected, and these will continue to be appointed according to the criteria established therein, ignoring, for this purpose, the transfer of BOUND SHARES to the common SUBSIDIARY.

8.2.5 The right to appoint the members of the Board of Directors, according to the provisions of sub-clause 8.2.1, shall not be assigned to third parties.

8.2.6 It is a condition precedent for the empowerment in the Board of Directors, that the Counselor appointed by any of the PARTIES executes the adhesion term to the present AGREEMENT, where (i) he acknowledges its contents and is bound to comply with same, especially in relation to the obligation of uniform block vote as decided in the PREVIOUS MEETINGS and (ii) undertake several responsibility with the PARTY electing him, for the defaults caused by him.

8.3 In case of adoption of the multiple vote processes, the PARTIES shall be bounded to distribute its votes so as to reflect the proportion of the Board of Directors’ composition established under sub-clause 8.2.1 above.

8.4 In the General Meetings called to fill in the vacancy of counselor, the PARTIES shall vote so as to elect substitution appointed by the same PARTY indicating the substituted.

8.5 Any of the PARTIES may substitute, anytime and without justification, the member(s) of the Board of Directors appointed by same, and the PARTIES hereby undertake to vote so that the provisions of this sub-clause be complied with.

8.6 The PARTIES hereby are bound to dismiss any counselor appointed by them, respectively, who fails to comply with the provisions or the voting guidelines issued by the PARTIES, according to the present AGREEMENT, being null and void possible resolutions taken in disagreement with such guidelines (as foreseen under clause 6.4), in which case a new meeting shall be held to discuss the matter, amending (if necessary) the resolutions which have not observed the provisions hereof or the guidelines and recommendations determined by the PREVIOUS MEETINGS (sub-clause 5.4).

8.7 The meetings of the Board of Directors of COMPANY shall occur at least once every month, in dates to be determined by the Board of Directors during its first meeting, and may, however, be held more frequently, should the Chairman of the Board of Directors so request, by its own initiative or by means of request by any member of the Board of Directors. The meetings of the Board of Directors shall be called ten (10) days in advance, by notice sent by the Chairman of the Board, indicating the matters to be discussed and accompanied by the support documents possibly required. The presence of all members shall allow the holding of meetings of the Board of Directors irrespectively of call.

8.8 The meetings of the Board of Directors may be validly installed with the presence of the majority of its members, one of which shall be the Chairman or the Vice Chairman, and its resolutions shall be taken by majority of votes of the attending Members of the Board, having the Chairman (and in his absence the Vice Chairman) the quality vote, except for the matters listed under sub-clause 7.4, which shall only be resolved by a qualified majority of seventy percent (70%) of the active Members of the Board appointed by the PARTIES.

8.8.1 Should there be no quorum for the installation at first call, the Chairman shall call a new meeting of the Board of Directors, which may be installed in second call – to be made at least seven (7) days in advance —, with any number, it being hereby established that no matter which is not in the Agenda of the original meeting of the Board of Directors may be discussed under second call, except if all Members of the Board are present and they expressly agree to the new agenda.

8.9 Committees – The Board of Directors, in the resolutions covering the activities both of the COMPANY and its SUBSIDIARIES or ASSOCIATED COMPANIES, shall be assisted by 5 Committees, as follows: (a) Audit Committee, (b) Compensation Committee. (c) Works Committee, (d) Financial Services Committee and (e) Purchase or Sale of Components Committee.

8.9.1 The Audit Committees and the Compensation Committees shall be permanent and the other Committees shall only be called when it is necessary to analyze and manifest opinion on the matters under their competence (according to sub-clause 8.9.4).

8.9.2 The Compensation Committee shall be comprised by six (6) members, appointed by the Board of Directors, being three (3) appointed by VBC, two (2) by 521 and one (1) by BONAIRE. The other Committees shall be comprised by four (4) members, appointed by the Board of Directors, being two (2) appointed by VBC, one (1) by 521 and one (1) by BONAIRE. Only the Members of the Board may be appointed to the Compensation Committee, being the appointment of non Members of the Board acceptable as members of the other Committees.

8.9.3 The Audit and Compensation Committees may be assisted, in the exercise of their tasks, by professionals, whether they are or not employees of COMPANY.

8.9.4 The detailing of the matters to be submitted to prior analysis of each of the Committees shall be defined and ruled by the internal regulations to be approved by the Board of Directors, being it hereby defined that:

a) The Audit Committee shall be responsible for coordinating the internal audit procedures, appointing independent auditors when necessary and submitting to the Board an opinion on the approval of the management accounts and financial statements, and, yet, on specific areas object of audit;

b) The Compensation Committee shall be responsible for coordinating the process of electing the Chief Executive Officer and the process of assessing the whole Executive Board (including the Chief Executive Officer), recommending possible dismissals; proposing the compensation level for the main officers and the profit sharing bonus amounts as a consequence of the performance appraisal;

c) The Works Committee shall be responsible for evaluating the supplier selection process for construction work and assembly in works with amounts over R$ 10 million, issuing an opinion on the best proposal;

d) The Financial Service Committee shall be responsible for evaluating the supplier selection process for financial services for contracts exceeding R$ 10 million, issuing an opinion on the best proposal; and

e) the Component Purchase and Sale Committee shall be responsible for: evaluating the supplier selection process for contracts exceeding R$ 5 million which may involve RELATED PARTIES, issuing an opinion on the best proposal; monitor the closing of Power sales agreements exceeding R$ 5 million to RELATED PARTIES, assuring the compliance with market conditions.

8.9.5 The composition of the Committees defined under sub-clause 8.9.2 above takes into consideration the current interest of the PARTIES in the control group constituted by the BOUND SHARES. In case of amendment to the interest of any of the PARTIES in the total BOUND SHARES, the number of Committee members which the referred PARTY will be entitled to appoint shall be adapted to reflect such change, remaining, however, unchanged the number of committee members of the PARTY whose relative interest in the total BOUND SHARES was not amended.

8.9.6 People who may have, actual or potential conflict of interests or which are connected to RELATED PARTIES which main activities imply the existence, actual or potential, of conflict of interests, shall not participate of the non permanent Committee of Works and of Purchase or Sale of Components.

8.9.7 The matters analyzed by each of the Committees shall be object of reports and proposals, which do not bind the resolution of the Board of Directors.

8.10 EXECUTIVE BOARD – The Executive Board, chosen for a three (3) year term, shall be comprised of six (6) members, being one (1) Chief Executive Officer, one (1) Strategy Director, one (1) Financial Director (also responsible for Relations with Investors), one (1) Superintendent of Power Management, one (1) Distribution Superintendent and one (1) Generation Superintendent.

8.10.1 The Chief Executive Officer shall be elected by the Board of Directors, by qualified majority (sub-clause 7.4 above), from the names listed by the Compensation Committee. The other Executive Board members shall be elected by the Board of Directors by simple majority vote, from the names listed by the Chief Executive Officer, so as to maintain the cohesion of the executive board of COMPANY and SUBSIDIARIES.

8.10.2 The Chief Executive Officer of COMPANY shall also be the Chief Executive Officer of the SUBSIDIARIES, and shall be incumbent, according to item 8.10.1, to submit the names of the professionals who will fill in the other Executive Officers positions of the SUBSIDIARIES. The Power Management, Distribution and Generation Superintendents shall be, respectively, the Superintendents (and main executives) of the SUBSIDIARIES by means of which the activities of power management, distribution and generation will be exercised.

8.11 Conflict in the Election of the Chief Executive Officer – In case none of the names submitted by the Compensation Committee is approved by the Board of Directors (according to sub-clause 7.4), and the position remains vacant for a period of over two (2) months, this will characterize conflict in the election of the Chief Executive Officer, and will be solved according to the following mechanism:

a) The Compensation Committee shall appoint up to three executive headhunting companies, the approval of which shall require the favorable vote of at least five (5) members of the Committee. No company having been approved within thirty (30) days counted from the characterization of the conflict, each of the PARTIES, through a Counselor member of the Committee elected by same, may appoint a sole executive headhunting company (which complies with the minimum requirements previously defined by the Board of Directors);

b) should the list of executive selection companies be comprised by three names, the second major individual shareholder (taking into consideration only the BOUND SHARE) shall eliminate one of the companies and the main individual shareholder shall choose, from the two remaining companies, the one to select the candidates for the position of Chief Executive Officer. Should there be only two options of executive selection companies, the main individual shareholder shall choose, among them, the one to provide the services of selection of candidates;

c) the executive selection company chosen according to letter “b” above shall have two (2) months to submit a list comprised of three candidates for the position of Chief Executive Officer, and the second major individual shareholder (taking into consideration only the BOUND SHARE) shall eliminate one of the candidates and the main individual shareholder shall choose, from the two remaining candidates, the one to be the Chief Executive Officer.

8.12 During the period while the new Chief Executive Officer is being selected, the Chairman of the Board of Directors shall take over as interim Chief Executive Officer, or, if this is not possible, the Financial Director shall take over.

8.13 Conflict in the choice of Other Directors – Should, after three (3) months after the selection of the Chief Executive Officer, any of the Executive Officers positions (whether COMPANY or SUBSIDIARY) remains vacant due to the fact that none of the candidates submitted by the Chief Executive Officer having obtained the approval of the Board of Directors by simple majority, this will characterize the conflict, which will be solved through the following mechanism:

The Chief Executive Officer shall appoint at least two candidates for the vacant position (being entitled to include a name which was not previously elected), and the Board of Directors shall elect the candidate chosen by vote of simple majority of the PARTIES during a PREVIOUS MEETING.

8.14 The Executive Officers members shall be appraised annually by the Compensation Committee, who will submit its opinion on their performance to the Board of Directors.

8.15 The dismissal of the Chief Executive Officer or any other member of the Executive Officers due to unsatisfactory performance, requires decision of the Board of Directors by qualified majority (sub-clause 7.4).

8.16 The Chief Executive Officer may dismiss any member of the Executive Officers, and shall inform his decision and the reasons for same to the Compensation Committee and, for legal purposes, the formalization of the dismissal shall occur during the next meeting of the Board of Directors, and the substitution shall be chosen and elected according to sub-clauses 8.10.1 and 8.13. The position of the dismissed Manager shall, up to the appointment of his substitution, held by the Manager appointed by the Chief Executive Officer.

8.17 The rules dealing with sub-clauses 8.13 to 8.16 shall apply to the Managers of the SUBSIDIARIES.

CLAUSE NINE – MANAGEMENT BODIES OF THE SUBSIDIARIES AND ASSOCIATED COMPANIES

9.1 The composition, operation and resolutions of the Board of Directors and Executive Officers of the SUBSIDIARIES shall observe the provisions hereof. Whenever possible, the people elected to be part of the Board of Directors of the SUBSIDIARIES shall be the same people elected by the PARTIES for the Board of Directors of COMPANY.

9.2 The Executive Officers of the SUBSIDIARIES shall be comprised by the number of members more suitable to their requirements, as resolved by the PARTIES, taking into consideration a proposal of COMPANY’s Chief Executive Officer.

9.3 Where applicable, the same rules shall be applied in relation to the ASSOCIATED COMPANIES where COMPANY elects Members of the Board.

CLAUSE TEN – AUDIT COMMITTEE

10.1 Company shall have an Audit Committee which will operate under permanent character and shall be comprised of three (03) or five (05) permanent members and corresponding alternates, with term up to the Annual General Meeting subsequent to its election, and may be reelected.

10.2 The composition, competence and operation of the Audit Committee shall observe the terms of the BYLAWS and of the law.

CLAUSE ELEVEN – LIMITATIONS TO THE TRANSFER OF SHARES

11.1 The PARTIES mutually grant the first refusal right to, under equal conditions with third parties and observing the procedures provided under sub-clause 11.3, acquire the BOUND SHARES which one of them intends to dispose of.

11.2 The OFFEROR is bound not to dispose his BOUND SHARES except through one of the following types of legal business:

I — purchase and sale, hypothesis when the offer to the remaining PARTIES must be under the same price and payment conditions of the offer to third parties;

II – on the grant in payment, case in which the offer to the other PARTIES shall be of sale for a price equal to the debt value payable with the delivery of the BOUND SHARES.

11.2.1 The disposal of BOUND SHARES by the OFFEROR may occur by means of type of legal business different from that indicated under sub-clause 11.2 above provided the remaining PARTIES agree to them, at their exclusive discretion.

11.3 The OFFEROR shall offer to the other PARTIES the disposal of the BOUND SHARES offered, under the same conditions of the proposal of the third interested party, observing the following rules:

I – the offer to the other PARTIES shall be in writing, by means of letter delivered to the Chairman of the Board of Directors of COMPANY, accompanied by copy of the unconditional proposal of the third interested party, with effectiveness not inferior to forty-five (45) days;

II – the Chairman of the Board of Directors of COMPANY, within the five (5) days subsequent to their receipt, shall send copy of the offer to the other PARTIES.

III – within thirty (30) days counted as of the receipt of the copy of the offer, the other PARTIES shall bear the first refusal right to acquire the BOUND SHARES offered under the same conditions of the proposal of the third interested party, without any change or amendment, and the preference shall be exercised on all BOUND SHARES object of the offer. Should more than one PARTY accept the offer, the BOUND SHARES held by each of them, shall be apportioned pro-rata the BOUND SHARES held by each one, not taking into consideration, for the apportionment, the BOUND SHARES of the OFFEROR;

IV – the exercise of the first refusal right shall (a) cover all BOUND SHARES offered and (b) be notified in writing to the Chairman of the Board of Directors of COMPANY within the term granted in the above item, after which the first refusal right will expire.

V – once the first refusal right has been exercised and the provisions of item VI observed, the Chairman of the Board of Directors of COMPANY shall immediately notify the OFFEROR if the other PARTY(IES) exercised such right, and the disposal of the shares object of the offer shall be implemented within sixty (60) days counted from the end of the term for exercise of the preference as provided under item III;

VI – Should the Offer Receiving Parties not exercise their first refusal right, or should such right expire, the OFFEROR may dispose of the BOUND SHARES to the third proponent under the exact terms of the proposal, provided such disposal is completed within ninety (90) days from the end of the term provided under item III of this sub-clause;

VII – any modification of the disposal conditions indicated in the proposal of the third proponent, or the expiry of the term referred under item VI without the disposal to third party having been completed, will evidence a new and different disposal, which shall only be contracted after a new offer to the other PARTY(IES), under the terms of this sub-clause, so that these may exercise their first refusal right.

11.4 Any of the PARTIES receiving the offer under the terms of sub-clause 11.3 may choose to dispose, together with the OFFEROR, its BOUND SHARES to the third proponent, it being adjusted that:

I – should the third party offer not be extendable to all BOUND SHARES, being only restricted to a given quantity of SHARES, the PARTIES which decide not to exercise their first refusal rights and prefer to sell their shares jointly, shall be entitled to dispose to the third party, together with the OFFEROR, a portion of their shares pro-rata to the interest of each of then in the total BOUND SHARES (not taking into consideration the SHARES of the PARTY who does not wish to sell them);

II — Notwithstanding the provisions of item I above, in case of an acquisition of BOUND SHARES by a third party (who is not PARTY hereof) result in such third party becoming the major individual shareholder of the control block, the other PARTIES may choose to sell the totality of their SHARES to such third party, in which case the offer of the third party shall mandatorily provide for this possibility and encompass the obligation of acquiring the SHARES from the other PARTIES.

III — the other PARTIES which receive the offer under the terms of this sub-clause 11.4 shall manifest, within the term of exercise of the first refusal right (sub-clause 11.3 item III) the option of disposing, depending on the case, (items I and II above) part or all their BOUND SHARES under the penalty of loosing such right, thus releasing the third proponent from the obligation of acquiring them; however, should the disposal option be exercised, the BOUND SHARES adhering to the offer and the OFFERORS shall be transferred to the third proponent by the same instrument.

IV – in the case covered by item II above, the offer of the third proponent shall be null and void, for the purposes and effects of the sub-clause 11.3, if it does not contain the obligation of acquiring all shares of the remaining PARTIES.

11.4.1 The provisions of sub-clause 11.4 do not apply to the disposal of BOUND SHARES by BONAIRE for as long as it holds less than twenty percent (20%) of interest in the CONTROL BLOCK.

11.5 The first refusal right mutually granted under sub-clause 11.1 shall not apply in case of transfer of BOUND SHARES to the AFFILIATE, provided that:

I – The AFFILIATE declares previously and in writing to the other PARTIES and to COMPANY’s Executive Officers its unrestricted adhesion to the AGREEMENT;

II – Being the AFFILIATE controlled by the disposing PARTY, it previously and in writing undertakes to the other PARTY(IES) not to transfer, at whatever title or under whatever form, including as a consequence of a merger, incorporation or scission transaction, the control of the AFFILIATE, except if it re-buys in advance the BOUND SHARES transferred to the AFFILIATE under the terms of this sub-clause;

III – Being the AFFILIATE the controller of the PARTY, or a company under common control, the end controlling shareholder of the AFFILIATE undertakes, in writing, to the other PARTY(IES) not to transfer, at whatever title or under whatever form, including as a consequence of a merger, incorporation or scission transaction, the control of the AFFILIATE, except if it re-buys in advance from the AFFILIATE all SHARES held by same and (b) unrestrictly adheres to the AGREEMENT by means of a letter sent to the other PARTY(IES) and to COMPANY’s Executive Officers.

11.6 The exclusion of the first refusal right foreseen under sub-clause 11.5 does not cover the transfer, at any title, of BOUND SHARES to the AFFILIATE of which capital there participate, directly or indirectly, more than one of the PARTIES, in which case the provisions of sub-clauses 11.1 to 11.3 shall apply.

11.7 The PARTY transferring BOUND SHARES to the AFFILIATE shall be legally and severally liable, irrespectively of any additional formality, together with the AFFILIATE, for the compliance of its obligations foreseen under the AGREEMENT or resulting from its performance.

11.8 The provisions of sub-clauses 11.1 to 11.3 apply to the first refusal right of the PARTIES to the subscription of SHARES of capital increase of COMPANY, which shall bear preemptive rights on such capital increase pro-rata the number of SHARES held by them.

11.9 Should BOUND SHARES of any of the PARTIES come to be subject to arrest, seizure or judicial pledge, this fact shall imply the irrevocable offer by the PARTY subject to JUDICIAL LITIGATION to the other PARTY(IES) to sell the LITIGATION SHARES, observing the following provisions:

I – the sales price of the LITIGATION SHARES shall be equal to its ECONOMICAL VALUE determined (where applicable) under the terms of sub-clauses 12.4 and 12.5;

II – once the arrest, seizure or judicial pledge has occurred, by means of service of process to COMPANY, the sales offer will be deemed made, as covered by this sub-clause, and, consequently, the following rules shall apply:

a) within ten (10) days as of the arrest, seizure or judicial pledge notice, there shall start the determination of the ECONOMIC VALUE of the LITIGIOUS SHARES (being the cost of such evaluation paid by the PARTY holding same), which, after determined, shall be notified by COMPANY to the other PARTIES;

b) during the fifteen (15) days subsequent to the notice of the ECONOMIC VALUE of the LITIGATION SHARES, the other PARTY (IES) shall notify the PARTY holding the LITIGATION SHARES and the COMPANY of the exercise of the first refusal right, which shall only be validly exercised if it involves the totality of the LITIGATION SHARES. Should more than one PARTY exercise its first refusal right, the LITIGATION SHARES shall be apportioned pro-rata the SHARES held by each PARTY;

c) once the right to acquire the LITIGATION SHARES has been exercised, the payment of the price shall be made as per the form and place determined by the judge ordering the judicial constraint of the LITIGATION SHARES, observing the following procedure:

(i) should the credit guaranteed by the constraint of the LITIGATION SHARES, including court costs and legal counsel fees, is inferior to the ECONOMIC VALUE of the LITIGATION SHARES, the surplus of the LITIGATION SHARES acquisition price shall be paid directly to the disposing PARTY;

(ii) should the credit guaranteed by the constraint of the LITIGATION SHARES, including court costs and legal counsel fees, exceed the ECONOMIC VALUE of the LITIGATION SHARES, the PARTY holding the LITIGATION SHARES shall supplement the funds required for the Court Guarantee, under the penalty of, by not doing so, such supplementation be made by the PARTY(IES) exercising the first refusal right. In this case, the PARTY holding the LITIGATION SHARES, shall be bound to return the amount paid as supplement, accrued by non reducible compensatory fine of 20% on the value corrected by the fluctuation of the IGP-M plus interest on arrears of at 1% per month or fraction.

d) once the price of the LITIGATION SHARES has been paid, should the SHARES transfer not be made by act of the Judge, the PARTIES shall execute the legal instrument of transfer of title;

III – should the judicial order of arrest, seizure or judicial pledge of the LITIGATION SHARES be revoked (including due to substitution of the asset object of the judicial constraint) within sixty (60) days counted from the date of the legal notice to COMPANY as mentioned under item II above, the offer of sale ruled under this sub-clause shall be deemed cancelled, and the PARTY holding the LITIGATION SHARES shall (a) evidence the revocation of the legal proceedings by means of delivery to the other PARTY(IES) a certified copy of the revocation order, at or up to the sixty-first date of the date of the notice to COMPANY of the arrest, seizure or judicial pledge and (b) reimburse COMPANY or the other PARTIES, depending on the case, for the reasonable costs incurred up to then to determine the ECONOMIC VALUE.

11.10 Should any of the PARTIES transfer, under the terms of sub-clause 11.5, part of its BOUND SHARES to an AFFILIATE, the following rules shall be observed: (I) for the purposes provided under sub-clauses 11.1 to 11.4, inclusive, the PARTY transferring the BOUND SHARES and its AFFILIATE shall be deemed a sole shareholder of COMPANY, and, in case of disposal of BOUND SHARES by such PARTY or its AFFILIATE, the offer ruled under sub-clause 11.3 shall be made effective to the other PARTIES, which shall hold the first refusal right assured under sub-clause 11.1; (II) the acquisition of shares, in case of sales offer ruled under sub-clause 11.9, shall be made by the PARTY or AFFILIATE holding the larger quantity of BOUND SHARES on the date of the notice to COMPANY of the arrest, seizure or judicial pledge.

11.11 In case of sale, assignment or transfer, by 521 and VBC, of the BOUND SHARES belonging to same, which result, after such transaction, in an interest share inferior to 20% and 30%, respectively, of the BOUND SHARES, and provided BONAIRE has not exercise its first refusal right for the acquisition of such shares, under the terms of this clause 11, BONAIRE shall be entitled to, at its exclusive discretion, sell the totality of the BOUND SHARES belonging to same together with the BOUND SHARES owned by 521 or VBC object of the sale, assignment or transfer, for the same price, term and other conditions agreed upon. In order to implement the provisions of this sub-clause, 521 and VBC shall, whenever they aim at selling BOUND SHARES pertaining to them, include the BOUND SHARES pertaining to BONAIRE in the corresponding negotiation.

11.12 The restrictions stipulated in this clause do not apply to the transfers of one (1) SHARE to each person to be appointed as member of the Board of Directors of COMPANY, which is not a shareholder, provided the beneficiary is bound to return the SHARE received as soon as it ceases being a COMPANY manager. The SHARES so transferred shall be computed in the lot of SHARES of the disposing PARTY, which shall be responsible before the other PARTIES for the compliance of the obligations arising from the present AGREEMENT by the buyer of the SHARE, under the terms of this sub-clause.

11.13 It is a condition precedent to any transfer of BOUND SHARES that the corresponding buyer unconditionally adheres to the present AGREEMENT, keeping the acquired SHARES bound hereto.

11.14 The PARTIES shall be prohibited of selling SHARES in the market, after the start-up of the public distribution of common shares of COMPANY, for the term defined together with the Global Coordinator of the primary share offer.

CLAUSE TWELVE – CHANGE OF CORPORATE CONTROL OF A PARTY

12.1 In case of direct or indirect change of the corporate control of any PARTY (the OFFEROR) the other PARTIES shall be entitled to acquire all BOUND SHARES pertaining, directly or indirectly, to the OFFEROR, by the ECONOMIC VALUE.

12.1.1 For the purposes of this clause, change of corporate control will be evidenced by the acquisition — under whatever form and title — by a third party (which, at the date of execution HEREOF was not part of the PARTY control group) of shares, quotas or partner rights assuring same the prevalence in the corporate resolutions of the PARTY.

12.2 The provisions of sub-clause 12.1 also applies to the change of corporate control resulting from:

a) admission of a new partner upon capital increase of the OFFEROR or of a company holding, directly or indirectly, its control;

b) merger, incorporation or scission of the OFFEROR or of a company holding, directly or indirectly, its control;

c) disposal of shares of the corporate capital of the OFFEROR, of a company holding, directly or indirectly its control or of company controlled by OFFEROR owner of BOUND SHARES.

12.3 In the case of 521 and BONAIRE, the corporate control of which are held by Investment Funds – to wit de Investimento em Ações BB Carteira Livre I and Fundo de Investimento Financeiro BB Renda Fixa IV (521) and Icatu Energia São Paulo Fundo Mútuo de Investimento em Ações — Carteira Livre (BONAIRE) – the provisions of this clause shall apply to any change implying that a third party becomes the holder of the absolute majority of its quotas. The shareholding composition of 521 and BONAIRE and the composition of the Investment Funds controlling same constitute attachments 1 and 2 hereof.

12.4 Should there be changes of the corporate control of the OFFEROR, including under the terms of sub-clauses 12.2 and 12.3, the following rules will be observed:

a) the OFFEROR shall notify in writing the other PARTIES of this fact, as well as the Chairman of the Board of Directors of COMPANY, within maximum thirty (30) days counted from the date of the change of control, informing, in such notice, (i) the identity of the new controller and (ii) the ECONOMIC VALUE of the SHARES, determined by a specialized company to be chosen by same (referred below as FIRST EVALUTION); in case of change of control resulting from merger, incorporation or scission, the notice covered by this item shall be made by the surviving company;

(b) the other PARTIES shall, within thirty (30) days counted from the receipt of the notice mentioned under (a) above, notify in writing the OFFEROR and the Chairman of the Board of Directors of COMPANY whether they accept or reject the value of the FIRST EVALUATION of the SHARES, and, should they accept it, such acceptance shall imply the exercise of the right assured them by this Clause;

(c) should they not accept the value of the FIRST EVALUATION, they may request the procedure of determination of the new ECONOMIC VALUE of the BOUND SHARES of the OFFEROR (this new evaluation hereinafter called SECOND EVALUATION), as provided under sub-clause 12.5 below;

(d) once the first refusal right is exercised, the purchase and sale of BOUND SHARES shall be hired during the fifteen (15) days subsequent to the date of the exercise and the price shall be paid cash simultaneously with the transfer of title of the SHARES;

(e) Should the OFFEROR or its new controller, be bound to sell its BOUND SHARES as a consequence of change of control, fail to make the transfer of title of such SHARES, the other PARTY(IES) exercising their first refusal right under the terms of this Clause may (i) make a judicial deposit of the price of the BOUND SHARES, and (ii) request an Arbitral Award or Judicial Ruling producing the same effect of a purchase and sale agreement.

12.4.1 A delay of over sixty (60) days of the notice mentioned under “a” of sub-clause 12.4 shall imply the charge of a fine at one half per cent (0,5%) of the ECONOMIC VALUE of the SHARES, for each month of delay, being the fine discounted from the price payable by the PARTY(IES) exercising the first refusal right.

12.5 The procedure of determination of the value of the SECOND EVALUATION of the SHARES shall be done as follows:

(a) the interested PARTIES shall appoint a specialized company in Corporate Evaluation, with national reputation, to determine the amount of the SECOND EVALUATION, the award of which shall be delivered within sixty (60) days from the notice mentioned under “a” of sub-clause 12.4. The purchase price of the BOUND SHARES shall be the average of the amounts of the FIRST EVALUATION and of the SECOND EVALUATION, provided the difference between the two evaluations does not exceed twenty percent (20%). Should the two evaluations show values with differences over 20%, the purchase price of the BOUND SHARES shall be determined by a third specialized first line company, chosen by the companies preparing the awards corresponding to the FIRST EVALUATION and to the SECOND EVALUATION, and the amount determined in the untie report shall be the final sales price of the BOUND SHARES. In case of conflict in the choice of the company to prepare the untie report, the matter will be solved by arbitration, according to clause 16.

b) each interested PARTY shall bear the cost of the evaluation ordered by same; and the cost of the untie report shall be borne in equal parts by the OFFEROR (50%) and the remaining interested PARTIES (50%).

(c) once determined the purchase price of the BOUND SHARES under the terms of this sub-clause, the Chairman of the Board of Directors of COMPANY shall notify the interested PARTIES so that they exercise the first refusal right within fifteen (15) days.

12.5.1 The interested PARTIES shall loose the first refusal right ruled by this Clause if they do not provide for its evaluation report on the purchase price of the BOUND SHARES within the terms foreseen under sub-clause 12.5 “a”, nor exercise their first refusal right within the terms and conditions defined under this Clause.

12.6 The provisions of the above sub-clauses do not apply to the corporate restructures where the ownership of the BOUND SHARES is transferred by singular or universal succession, provided the corresponding successors give written notice to the other PARTIES and to the Executive Officers of COMPANY of their unrestricted adhesion to the AGREEMENT within the thirty (30) days subsequent to the acquisition of the BOUND SHARES, however always before exercising any right arising herefrom. Should there occur the case covered by this sub-clause, the successors of the PARTY shall be deemed, for the purpose of exercise of the rights and compliance of the obligations stipulated herein, as jointly constituting one sole PARTY.

12.6.1 In the absence of the notice foreseen in the previous sub-clause, within the term define, the PARTIES interested in exercising the first refusal right shall notify the successor of the PARTY undergoing reorganization to, within fifteen (15) days after the notice, manifest on its unrestricted adhesion to the AGREEMENT. After the term covered by this sub-clause without there being no written manifest of adhesion, the interested PARTIES may exercise the first refusal right anytime according to the following procedure:

(a) any of the interested PARTIES shall notify the OFFEROR (understood as such, for the purpose of this sub-clause, the singular or universal successor of the PARTY which fails to adhere to the AGREEMENT under the terms of sub-clause 12.6), the Chairman of the Board of Directors of COMPANY and the remaining PARTIES of its intent of acquiring the BOUND SHARES and requesting COMPANY to order an evaluation report on the ECONOMIC VALUE which shall be the final purchase price of the BOUND SHARES.

(b) within thirty (30) days after the receipt of the notice of COMPANY informing the sales value of the BOUND SHARES the interested PARTIES shall confirm to the Chairman of the Board of Directors of COMPANY and to the OFFEROR its decision of acquiring the OFFERED SHARES.

(c) once the first refusal right is exercised, the purchase and sale of BOUND SHARES shall be implemented during the fifteen (15) days subsequent to the date of the exercise and the price shall be paid cash simultaneously with the transfer of title of the SHARES;

CLAUSE THIRTEEN – LIEN OF THE BOUND SHARES

13.1 The BOUND SHARES shall not be object of whatever type of lien, except in the following cases:

(a) if the creditor is BNDES and/or BNDESPAR and the guaranteed debt arises, directly or indirectly, from finance granted (i) to investments in the CONTROLLED or ASSOCIATED COMPANIES or (ii) to COMPANY itself; or

(b) if the creditor, by letter written to the COMPANY Executive Officers and to the other PARTIES, before the constitution of the material lien, (i) subordinates its right of enforcing the guarantee to the first refusal right of the PARTIES as ruled under Clause 11 and (ii) undertake not to interfere in the voting rights of the encumbered shares, even in case of default of the guaranteed debt; or

(c) should all other PARTIES notify COMPANY that they agree with the lien intended by one of them.

13.2 In case of constitution of material lien on behalf of BNDES/BNDESPAR made under the terms of item (a) of the previous sub-clause, the PARTIES agree to subordinate the voting rights of the BOUND SHARES encumbered to the conditions adjusted with the BNDES/BNDESPAR by the interested PARTY.

13.3 The constitution of material liens on the BOUND SHARES without observing the provisions of this Clause shall not be valid nor shall it produce any effects before COMPANY and other PARTIES.

13.4 521 and BONAIRE are aware that:

a) VBC has incurred debts within the Federal Privatization Program by means of different issues of debentures (3rd, 6th and 8th issues) which were subscribed by the BNDESPAR (hereinafter referred to as “debentures”) for the purpose of participating of the privatization of projects of the electrical area;

b) currently, shares issued by CPFL-D and CPFL-G owned by VBC were given as guarantee of the payment of the “debentures” and/or bound to the exercise of the BNDESPAR right of “converting” part of its “debentures” in shares of such companies;

c) in order to enable the public distribution of COMPANY shares (as referred to in the WHEREAS (iv), it is necessary to release the CPFL-D and CPFL-G shares of the above mentioned liens;

d) for such purpose, VBC : (i) sill substitute the CPFL-D and CPFL-G shares given as guarantee of the payment of the “debentures” for BOUND SHARES belonging to VBC, which shall be subject to the transfer limitation of shares ruled under clause 11, and (ii) shall substitute, by COMPANY shares not bound hereto, the CPFL-D and CPFL-G shares blocked to cover for the (possible) exercise of the BNDESPAR right of converting part of its “debentures” in shares of such incorporations.

CLAUSE FOURTEEN – TERM

14.1 The duration hereof is twenty-five (25) years, being automatically renewed for equal and successive periods of five (5) years, should none of the PARTIES denounce it with the minimum advance of six (6) months prior to the end of the contractual term than in force.

CLAUSE FIFTEEN – SPECIFIC ENFORCEMENT

15.1 The PARTIES hereby acknowledge and state that the mere payment of losses and damages shall not constitute adequate compensation for the default of obligations undertaken hereby.

15.2 The PARTIES shall be entitled to request to the President of the General Meeting and the Members of the Board elected by appointment of the PARTIES shall be entitled to request to the Chairman of the Board of Directors to declare the invalidity of vote issued against or in disagreement of the provisions hereof.

CLAUSE SIXTEEN – DIVERGENCIES AND ARBITRATION

16.1 Any controversy arising from the performance or interpretation of the AGREEMENT which is not amicably resolved within thirty (30) days after one of the PARTIES having informed the other PARTIES in writing on the existence of such controversy, shall be subject to the judgment of the Market Arbitration Chamber instituted by BOVESPA (Securities Exchange of the State of São Paulo) (hereinafter simply called “Arbitration Court”). The Arbitration Court shall be comprised of as many referees as the diverging PARTIES and of one other referee who shall act as President of the Arbitration Court, to be chosen by the other referees. The choice of the referees shall be done by the PARTIES involved in the dispute, being each PARTY sustaining a diverging position the appointment of a representative in the Arbitration Court. The President of the Arbitration Court shall have, in addition to his vote, the quality vote in case of tie.

16.2 The Arbitration Court shall observe the procedural rules of the Market Arbitration Chamber Regulation as instituted by BOVESPA. The Arbitration Court shall meet in the City of São Paulo, State of São Paulo, and its decision shall be final, obliging the PARTIES and their successors at whatever title. The Arbitral award shall constitute an executive extrajudicial security, for the purpose of enforcing its content against the PARTIES refusing to comply with its ruling.

16.3 The arbitral award shall determine that the arbitration costs or costs of whatever legal proceedings referring to the arbitration or arising therefrom, including legal counsel fees, experts, referees and court costs shall be borne by the defeated PARTY(IES). Should the arbitral award be partially favorable to all PARTIES, the Arbitration Court shall specify the form and proportion whereby each PARTY shall bear the costs and expenses.

16.4 Without prejudice of the provisions of this Clause, the PARTIES hereby acknowledge and state reciprocately their legitimate interest in exercising the right to sue before the Judicial Power, provided this is exclusively addressed to urgent protective injunction, to, by means of the obligation of the legal ruling, assure the effectiveness of the arbitration judgment whenever this is necessary, through strict caution preventive and restrictive measures, with a preparation or incidental character.

CLAUSE SEVENTEEN – GENERAL PROVISIONS

17.1 The PARTIES hereby undertake, by itself or its successors at whatever title, to comply with the present AGREEMENT such as contained herein.

17.2 The failure to exercise, in whole or part, the rights attributed hereby to any of the PARTIES shall not imply waiver or novation, being characterized as mere liberality act.

17.3 Any amendment hereto shall only be valid if made by written instrument, executed by all PARTIES.

17.4 Should any provision hereof be deemed undemandable as a consequence of arbitral award or legal ruling, the PARTIES hereby undertake to proceed to the substitution of such provision by another leading to equivalent result, so as to preserve, to the maximum possible extent, the integrity of the commitments reciprocately undertaken hereby.

17.5 The monetary values expressed herein shall be updated on January 1st of each year, according to the fluctuation of the General Market Price Rate – IGP-M, published by Getúlio Vargas Foundation, or, in its absence, of another rate published by the same Foundation, reflecting the loss of acquisition power of the local currency occurring during the period.

17.5.1 Should the rates reflected herein fail to reflect the evolution of the relative prices in the country, the PARTIES shall proceed to review the monetary values expressed herein for the purpose of adjust them to the actual evolution of prices.

17.6 All notices provided for herein shall be done in writing and deemed actually given when transmitted by cable, facsimile or electronic data transmission (in each case, subject to the receipt of the appropriate receipt code or any receipt confirmation by the receiving PARTY) or when delivered by hand or sent by certified letter to the address of the PARTIES, as indicated below:

If to VBC:

VBC ENERGIA S.A.

Avenida Engenheiro Luís Carlos Berrini, nº 1297-1307, 13º andar, conjunto 132

ZIP CODE 04571-010 São Paulo, SP

Attn: Marcelo Maia de Azevedo Corrêa (President)

Phone: (11) 5102-7050

Fax: (11) 5505-9161

e-mail: mcorrea@vbcenergia.com.br; and

Attn.: José Said de Brito (Director)

Phone: (11) 3225-3168

Fax: (11) 3361-3624

e-mail: said@votorantim-energia.com.br

If to 521:

521 PARTICIPAÇÕES S.A.,

 Praia de Botafogo, 501 — 4º andar — Botafogo

ZIP CODE: 22.250-040 — Rio de Janeiro — RJ

Attn: Gilberto Audelino Correa (Director of Relations with Investors)

Phone: (21) 3870-1011

Fax: (21) 3870-1951

e-mail: dirin@previ.com.br

Attn: Sergio da Silva Rosa (Director of Interests of PREVI)

 Phone: (21) 3870-1021

Fax: (21) 3870-1051

e-mail: dipar@previ.com.br

Attn: Aloisio Macário de Souza (Team Manager – Interest Management)

 Phone: (21) 3870-1202

Fax: (21) 3870-1220

e-mail: macario@previ.com.br

If to BONAIRE

BONAIRE PARTICIPAÇÕES S.A.,

Attn: Carlos Eduardo Reich

Av. Presidente Wilson, 231 — 9º andar

ZIP CODE 20.030-021 — Rio de Janeiro — RJ

Phone: (21) 3804-8722

Fax: (21) 2533-3136

e-mail: creich@icatu.com.br

17.7 Under the terms of article 118 of Law No. 6404 of 1976, the present AGREEMENT shall be filed at the COMPANY headquarters and recorded into the books of the financial institution depository of the of record shares of COMPANY, which shall take note in the deposit account of the BOUND SHARES and corresponding statement provided to the PARTIES of the following text:

“The shares represented by the present certificate or object of the present deposit account, are subject to the system of the Shareholders Agreement executed between VBC Energia S.A., 521 Participações S.A. and Bonaire Participações S.A. on [day] of [month] of [year], ruling the disposal and encumbrance of such shares and of the subscription rights arising therefrom. This shareholders’ agreement is filed at COMPANY’s headquarters for all purposes and effects of article 119 of Law number 6404/76.”

17.8 After the registration for negotiation of COMPANY shares within Stock Exchanges, should it be further decided to cancel their registration of open company for negotiation of shares in the market, the minority shareholders shall be entitled to sell its shares for their economic value as ruled under articles 4 and 4-A of Law 6404/76, with the wording given by Law 10.303/2001.

17.9 COMPANY attends the present AGREEMENT to become aware of its terms, obliging to observe it and to file it within its headquarters.

17.10 The SUBSIDIARIES shall, for the purposes and effects of article 118 of Law 6404/76, notified of the existence hereof, and a certified copy shall be sent thereto to be filed in its headquarters.

17.11 All and any matter arising from the performance hereof shall be decided at the Courts of COMPANY’s headquarters.

IN WITNESS WHEREOF, the PARTIES execute the present AGREEMENT in six (6) counterparts of equal tenor and for one sole effect, in the presence of the two undersigned witnesses.

     São Paulo, March 22, 2002

VBC ENERGIA S.A.

Name:	Name:
Title:	Title:

521 PARTICIPAÇÕES S.A.,

Name:	Name:
Title:	Title:

Continuation of the signatures of the Shareholders’ Agreement of Draft II Participações S.A. executed on March 22, 2002.

BONAIRE PARTICIPAÇÕES S.A.,

Name:	Name:
Title:	Title:

DRAFT II PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
ID:	ID:

AMENDMENT No. 1 TO THE SHAREHOLDERS AGREEMENT
OF CPFL ENERGIA S.A. (former Draft II Participações S.A.)

By this private instrument, the parties:

     VBC ENERGIA S.A., former Serra da Mesa Energia S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Engenheiro Luís Carlos Berrini No. 1297/1307, 13rd floor, suite 132, enrolled with the National Register of Legal Entities (“CNPJ/MF”) under No. 00.095.147/0001-02, hereinafter simply referred to as “VBC”;

     521 PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 501 – 4th floor, enrolled with the National Register of Legal Entities (“CNPJ/MF”) under No. 01.547.749/0001-16, hereinafter simply referred to as “521”;

     BONAIRE PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Paulista No. 37, 10th floor– part occupancy, enrolled with the National Register of Legal Entities (“CNPJ/MF”) under No. 02.117.801/0001-67, hereinafter simply referred to as “BONAIRE”; and they may be individually referred to as PARTY, or collectively PARTIES;

and, as Intervening Consenting Party,

     CPFL ENERGIA S.A., former Draft II Participações S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Rua Ramos Batista No. 444, enrolled with the National Register of Legal Entities (“CNPJ/MF”) under No. 02.429.144/0001-93, hereinafter simply referred to as “COMPANY”; the PARTIES and COMPANY being represented according to their respective bylaws,

WHEREAS:

(a)

On March 22, 2002 the PARTIES executed the Shareholders Agreement of Draft II Participações S.A. (the “AGREEMENT”), by which the PARTIES (i) were bound to increase the capital of COMPANY; (ii) expressed their wish to list COMPANY’s shares in Brazilian stock exchanges, according to the rules of the New Market, and abroad; and (iii) regulated the exercise of the voting right inherent to their shares, the restriction on the circulation, the mutual relations as controlling shareholders, and established the general principles to exercise of the controlling power and management if COMPANY and its subsidiaries.

(b)

the parties wish to amend the AGREEMENT to (i) specify the new quantity of BOUND SHARES of each PARTY, and update the table in sub-clause 3.1.; (ii) amend sub-clauses 1.1(c), 5.4, 8.9.6, 8.9.7, 8.10, 8.10.2, 8.12, 12.3, and 17.6; and (iii) add sub-clauses 5.8.1, 8.9.2.1, and 17.7.1, of the AGREEMENT;

Have agreed to enter into this Amendment No. 1 to the Shareholders Agreement of CPFL Energia S.A., former Draft II Participações S.A. (the “AMENDMENT”), as follows:

Unless as otherwise indicated, the other capitalized terms and expressions herein shall have the same meanings attributed thereto in the text or in the AGREEMENT.

1.      CONFIRMATION

1.1.   Considering the increase of capital of COMPANY resolved in the Extraordinary General Meeting (“AGE”) of August 6, 2002, and in compliance with the provision of sub-clause 3.1.2 of the AGREEMENT, the PARTIES determine, in the table below, which shall substitute the table contained in sub-clause 3.1, the new quantity of shares bound to the agreement:

PARTY	NUMBER OF COMMON
	SHARES	PERCENTAGE

		IN THE ENTIRE	IN THE CONTROL
		CAPITAL	BLOCK
VBC	1,229,453,666	36.26%	45.32%
521	1,030,872,091	30.40%	38.00%
BONAIRE	452,473,000	13.34%	16.68%
Total Shares	2,712,798,757	80.00%	100.00%

1.2.

The PARTIES hereby mutually agree to (i) amend sub-clauses 1.1(c), 5.4, 8.9.6, 8.9.7, 8.10, 8.10.2, 8.12, 12.3, and 17.6; and (ii) add sub-clauses 5.8.1 and 8.9.2.1 and 17.7.1, of the AGREEMENT; as follows:

(a)	sub-clause 1.1(c) shall be read as follows:

          “(c) AGREEMENT – means this Shareholders Agreement.”

(b)	sub-clause 5.4 shall be read as follows:

          “5.4 A PREVIOUS MEETING shall be mandatory for all matters requiring the approval of the General Meeting of COMPANY, its SUBSIDIARIES or ASSOCIATED COMPANIES, or those in which the Board of Directors of COMPANY or its SUBSIDIARIES can only resolve by the qualified majority (pursuant to sub-clause 7.4 of the AGREEMENT). Either PARTY, however, shall be entitled to require the holding of a PREVIOUS MEETING, called according to sub-clause 5.2., to define the orientation of vote of the representatives of the PARTIES in the Board of Directors of COMPANY or its SUBSIDIARIES, in relation to any other matter rather than those listed in sub-clause 7.4 hereof. A PREVIOUS MEETING shall also be required for the Board of Directors (of COMPANY and its SUBSIDIARIES) to resolve on the following matters:

                    a) approval of the other members of the Staff of Officers, appointed by the Chief Executive Officer previously elected by the Board of Directors; and

                    b) execution of agreement of any nature in a total amount higher than R$ 20 million, even if such agreement is related to the expenses set forth in the ANNUAL BUDGET or in the 5-YEAR BUSINESS PLAN.”

(c)	sub-clause 8.9.6 shall be read as follows:

          “8.9.6   Any member of the Committee who may have, actual or potential conflict of interests or which are related to a RELATED PARTY whose main activities imply the actual or potential existence of conflict of interests, with a certain matter to be examined by the Committee, shall not participate in the Committee Meeting, in which such matter is analyzed. Notwithstanding, upon request of the Committee, the member in situation of conflict of interests may be called to provide specific information.”

(d)	sub-clause 8.9.7 shall be read as follows:

          “8.9.7   The matters analyzed by each of the Committees shall be subject of reports and proposals, which do not bind the resolution of the Board of Directors. They should be included in the reports and proposals mentioned above, including, eventual dissidence, if so required by any of the members of the respective Committee, as well as the grounds for the dissidence.”

(e)	sub-clause 8.10 shall be read as follows:

          “8.10   EXECUTIVE BOARD – The Executive Board, chosen for a three (3) year term, shall be comprised of six (6) members, being one (1) Chief Executive Officer, one (1) Strategy Vice-President, one (1) Financial Vice-President (also responsible for Relations with Investors), one (1) Vice-President Director of Power Management, one (1) Distribution Vice-President Director, and one (1) Generation Vice-President Director.”

(f)	sub-clause 8.10.2 shall be read as follows:

          “8.10.2   The Chief Executive Officer of COMPANY shall also act as such in the SUBSIDIARIES, and shall be incumbent, according to item 8.10.1, to submit the names of the professionals who will shall fill in the other Executive Officers positions of the SUBSIDIARIES. The Power Vice-President Directors, Distribution and Generation Vice-President Directors shall be, respectively, the Superintendents (and main executives) of the SUBSIDIARIES by means of which the activities of power management, distribution and generation will shall be exercised.”

(g)	sub-clause 8.12 shall be read as follows:

          “8.12   During the period while the new Chief Executive Officer  is being selected, the Chairman of the Board of Directors shall take over as interim Chief Executive Officer, or, if this is not possible, the Financial Vice-President Director shall take over.”

(h)	sub-clause 12.3 shall be read as follows:

          “12.3   In the case of 521 and BONAIRE, the corporate control of which are held by Investment Funds – i.e., Fundo de Investimento em Ações BB Carteira Livre I and Fundo de Investimento Financeiro BB Renda Fixa IV (521) and Mellon Energia São Paulo Fundo de Investimento em Ações (BONAIRE) – the provisions of this clause shall apply to any change implying that a third party becomes the holder of the absolute majority of its quotas. The shareholding composition of 521 and BONAIRE and the composition of the Investment Funds controlling same constitute attachments 1 and 2 hereof.”

(i)	sub-clause 17.6 shall be read as follows:

          “17.6   All notices provided for herein shall be done in writing and deemed actually given when transmitted by cable, facsimile or electronic data transmission (in each case, subject to the receipt of the appropriate receipt code or any receipt confirmation by the receiving PARTY) or when delivered by hand or sent by certified letter to the address of the PARTIES, as indicated below:”

................

If to BONAIRE

BONAIRE PARTICIPAÇÕES S.A.,

Attn.: Carlos Eduardo Reich
Av. Almirante Barroso 52, 33º andar
CEP 20.031-000 — Rio de Janeiro — RJ
Phone: (21) 2510-9990
Fax: (21) 2510-9901
e-mail: carlosreich@mellonbrascan.com.br

Attn.: Presidente da Fundação CESP
Alameda Santos, nº 2.477
CEP 01419-907 – São Paulo — SP
Phone: (11) 3068-3221
Fax: (11) 3068-3051
e-mail: presidencia@funcesp.com.br

Attn.: Presidente da PETROS — Fundação Petrobras de Seguridade Social
Rua do Ouvidor, nº 98
CEP 20040-030 — Rio de Janeiro — RJ
Phone: (21) 2506-0577
Fax: (21) 2506-0510
e-mail: cflory@petros.com.br

Attn.: Presidente da Fundação Sistel
SEPS EQ 702/902, 2º andar
CEP 70390-025 — Brasília — DF
Phone: (61) 317-7242
Fax: (61) 322-4475

e-mail: pimentel@sistel.com.br”

(j)	added sub-clause 5.8.1, which shall be read as follows:

          “5.8.1   Notwithstanding the provision in sub-clause 5.8 above, in the resolutions made in PREVIOUS MEETINGS the PARTIES shall be bound to comply with the provisions of art. 115, Law 6.404/76, which provides for the abuse of voting right and conflict of interests.”

(l)	added sub-clause 8.9.2.1, which shall be read as follows:

          “8.9.2.1   Upon the request of either PARTY, substitute members shall also be appointed by the Board of Directors for the Committees referred to in sub-clause 8.9.2 above (PARTY entitled to appoint the first appointed member also being incumbent to appoint the respective substitute). The substitute member shall substitute the first appointed member in meetings of the Committee, in which, by the tenor of the matter to be analyzed, the first appointed member has actual or potential conflict of interests, — because of the personal situation of the first appointed member, or by that fact that s/he is bound to the RELATED PARTY, whose preponderant activities imply the actual or potential existence of conflict of interests with the matter submitted for the Committee. Staff individuals of VBC, BONAIRE, 521 or Previ — Caixa de Previdência dos Funcionários do Banco do Brasil (in the case of the latter including both its employees and that of the sponsors assigned thereto) may be appointed for the Committees – without any potential or effective conflict of interests resulting therefrom—.”

(m)	added sub-clause 17.7.1, which shall be read as follows:

          “17.7.1.   The PARTIES shall be bound not to execute, except jointly, any other agreement of the same nature (agreement of vote) during the effectiveness of this AGREEMENT.”

1.3.   Considering the change of name of the investments funds controlling BONAIRE, as reflected in the new wording of sub-clause 12.3 approved in letter (h), item 1.2 above, Attachment 2 of the AGREEMENT is hereby adapted, and substituted for the document attached hereto.

2.      CONFIRMATION

2.1.   All other clauses and provisions of the Agreement that have not been expressly changed hereby shall remain unchanged and are hereby confirmed.

IN WITNESS WHEREOF, the PARTIES execute this Amendment in six (6) counterparts of equal content and form, in the presence of the two undersigned witnesses.

São Paulo, August 27, 2002.

VBC ENERGIA S.A.

Name: Title	Name: Title

521 PARTICIPAÇÕES S.A.

Name: Title	Name: Title

BONAIRE PARTICIPAÇÕES S.A.

Name: Title	Name: Title

CPFL ENERGIA S.A.

Name: Title	Name: Title

Witnesses

Name: IDENTIFICATION CARD (“RG”):	Name: IDENTIFICATION CARD (“RG”):

AMENDMENT No. 2 TO THE SHAREHOLDERS AGREEMENT
OF CPFL ENERGIA S.A. (former Draft II Participações S.A.)

By this private instrument, the parties:

VBC ENERGIA S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Engenheiro Luís Carlos Berrini, No. 1297/1307, 13th floor, suite 132, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 00.095.147/0001-02, hereinafter simply referred to as “VBC”;

521 PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, 501 — 4th floor, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 01.547.749/0001-16, hereinafter simply referred to as “521”;

BONAIRE PARTICIPAÇÕES S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Avenida Paulista, 37, 10th floor - part occupancy, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 02.117.801/0001-67, hereinafter simply referred to as “BONAIRE”; and they may be individually referred to as PARTY, or collectively PARTIES;

and, as Intervening Consenting Party,

CPFL ENERGIA S.A., a joint-stock corporation with offices in the city of São Paulo, State of São Paulo, at Rua Ramos Batista, 444, enrolled with the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 02.429.144/0001-93, hereinafter simply referred to as “COMPANY”; the PARTIES and COMPANY being represented according to their respective bylaws;

WHEREAS:

(a)

The PARTIES, by means of the Shareholders Agreement of COMPANY executed on March 22, 2002, and amended on August 27, 2002 (the “AGREEMENT”) (i) were bound to increase the capital of COMPANY; (ii) expressed their wish to list COMPANY’s shares in Brazilian stock exchanges, according to the rules of the New Market, and abroad; and (iii) regulated the exercise of the voting right inherent to their shares, the restriction on the circulation, the mutual relations as controlling shareholders, and established the general principles to exercise of the controlling power and management if COMPANY and its subsidiaries.

(b)

In a meeting held on October 20, 2003, the Board of Directors of CPFL ENERGIA resolved to increase the capital of the company, subject to the limits of its authorized capital, from R$ 3,390,998,447.00 to R$ 4,940,998,445.90, upon the issuance of 727,699,530 new shares; and

(c)

the PARTIES wish to amend the AGREEMENT to (i) revoke clauses 3.1.1 and 3.1.2, by virtue of its compliance and loss of object; and (ii) amend sub-clause 3.1., in order to specify the new relation between the BOUND SHARES held by each of the PARTIES and their respective shares in the capital of COMPANY;

Have agreed to enter into this Amendment # 2 to the Shareholders Agreement of CPFL Energia S.A. (the “AMENDMENT”), as follows:

Unless as otherwise indicated, the other capitalized terms and expressions herein shall have the same meanings attributed thereto in the text or in the AGREEMENT.

1.  CORRECTION

1.1.   The PARTIES have hereby mutually agreed to: (i) revoke sub-clauses 3.1.1 and 3.1.2 of the AGREEMENT; and (ii) amend sub-clause 3.1 of the AGREEMENT, which shall be read as follows:

“3.1   The following SHARES of each PARTY are bound to the AGREEMENT, which comprise the participation percentage in the entire capital of COMPANY and in the CONTROL BLOCK, as shown in the table below:

PARTY	NUMBER OF COMMON	PERCENTAGE
	SHARES
	BOUND TO THE
	AGREEMENT
		IN THE ENTIRE	IN THE
		CAPITAL	CONTROL
			BLOCK
VBC	1,229,453,666	29.85%	45.32%
521	1,030,872,091	25.03%	38.00%
BONAIRE	452,473,000	10.99%	16.68%
Total Shares	2,712,798,757	65.87%	100.00%

2.     CONFIRMATION

2.1.   All other clauses and provisions of the AGREEMENT that have not been expressly changed hereby shall remain unchanged and are hereby confirmed.

IN WITNESS WHEREOF, the PARTIES execute this Amendment in six (6) counterparts of equal tenor and form, in the presence of the two (2) undersigned witnesses.

São Paulo, November 5, 2003.

VBC ENERGIA S.A.

Name: Title	Name: Title

521 PARTICIPAÇÕES S.A.

Name: Title	Name: Title

Continuation of the signatures of the Amendment # 2 to the Shareholders Agreement of CPFL Energia S.A. executed on November 5, 2003.

BONAIRE PARTICIPAÇÕES S.A.

Name: Title	Name: Title

CPFL ENERGIA S.A.

Name: Title	Name: Title

Witnesses

Name: IDENTIFICATION CARD (“RG”):	Name: IDENTIFICATION CARD (“RG”):

AMENDMENT No. 3 TO THE SHAREHOLDERS AGREEMENT
OF CPFL ENERGIA S.A. (former Draft II Participações S.A.)

By this private instrument,

VBC ENERGIA S.A., a joint-stock corporation with its head office in the city of São Paulo, State of São Paulo, at Avenida Engenheiro Luís Carlos Berrini, 1297/1307, 14th floor, suite 142, enrolled in the Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under nº 00.095.147/0001-02, herein represented in accordance with its bylaws, hereinafter simply referred to as “VBC”;

521 PARTICIPAÇÕES S.A., a joint-stock corporation with its head office in the city of Rio de Janeiro, State of Rio de Janeiro, at Rua Senador Dantas nº 105, 37th floor, enrolled in the Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under nº 01.547.749/0001-16, herein represented in accordance with its bylaws, hereinafter simply referred to as “521”;

BONAIRE PARTICIPAÇÕES S.A., a joint-stock corporation with its head office in the city of São Paulo, State of São Paulo, at R. Iguatemi nº 192 , suite 243, enrolled in the Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under nº 02.117.801/0001-67, herein represented in accordance with its bylaws, hereinafter simply referred to as “BONAIRE”;

VBC, 521 and BONAIRE, hereinafter referred to collectively as “PARTIES”, or individually as “PARTY”;

And also, as Intervening Consenting Party,

CPFL ENERGIA S.A., a joint-stock corporation with its head office in the city of São Paulo, State of São Paulo, at Rua Gomes de Carvalho nº 1510, suite 02, 14th floor, enrolled in the Corporate Taxpayers Register of the Ministry of Finance (“CNPJ/MF”) under n.º 02.429.144/0001-93, herein represented in accordance with its bylaws, hereinafter simply referred to as “COMPANY”;

WHEREAS:

(a)    the PARTIES, by means of the COMPANY's Shareholders Agreement, signed on March 22, 2002 and amended on August 27, 2002 (“1st AMENDMENT”) and November 5, 2003 (“2nd AMENDMENT”) (the “AGREEMENT”), regulated the exercise of the voting right inherent to their shares, the restriction on the circulation, the mutual relations as controlling shareholders and established the general principles for the exercise of the controlling power and management of the COMPANY, its SUBSIDIARIES and ASSOCIATED COMPANIES;

(b)   the PARTIES wish to amend subclause 3.1. of the AGREEMENT, as a result of the reverse split of shares of the COMPANY and the processes of the merger of shares issued by Companhia Paulista de Força e Luz (“Paulista”), Companhia Piratininga de Força e Luz (“Piratininga”) and CPFL Geração de Energia S.A.(“CPFL G”);

(c)    the PARTIES wish to amend the composition of the Board of Directors of the COMPANY, its SUBSIDIARIES and ASSOCIATED COMPANIES;

(d)   the PARTIES wish to amend the matters which, pursuant to the AGREEMENT, require the holding of PRIOR MEETINGS, which precede the General Meetings and the meetings of the Board of Directors of the COMPANY, its SUBSIDIARIES and ASSOCIATED COMPANIES;

(e)    the PARTIES wish to amend the structure of the COMPANY's advisory committees, in accordance with the Corporate Governance Model approved by Board of Directors in a meeting held on September 27, 2006.

(f)    the PARTIES wish to amend subclause 17.6. of the AGREEMENT, in order to update the addresses for dispatch of communications to the PARTIES; and

(g)   the PARTIES are interested in amending the AGREEMENT to reflect the matters set forth above;

They herewith sign the Third Amendment to the Shareholders Agreement of CPFL Energia S.A. (“3rd AMENDMENT”), in accordance with the following clauses and conditions:

Unless otherwise indicated, the other capitalized terms and expressions in this 3rd AMENDMENT shall have the same meanings attributed thereto in the text or in the AGREEMENT.

1.         RECTIFICATION

1.1.            The PARTIES, by mutual agreement, herewith resolve to amend subclause 3.1. of the AGREEMENT, which shall now read as follows:

 “3.1.   The following SHARES of each PARTY are bound to the AGREEMENT, and comprise the participation percentage in the CONTROL BLOCK of the COMPANY, as shown in the table below:

”

1.2.            The PARTIES herewith resolve to amend subclause 7.4. to exclude the following letters:

(g) issuance of subscription bonus within the limit of the authorized capital;

(r) details of the matters to be submitted to previous analysis of each of the Committees, as provided for in sub-clause 8.9.4; and

(s) compensation of the members of the Committees (sub-clause 8.9.2) that are not part of the COMPANY staff;

1.2.1. The PARTIES herewith resolve to amend the wording of items (i) and (m) of clause 7.4, which shall come into effect with the following new wording:

 “(i) execution of an agreement of any nature of a total amount higher than R$ 20 million, unless the agreement in question is foreseen in the ANNUAL BUDGET;”

 “(m) selection and substitution of the COMPANY’s independent accountants, if the company selected is not regarded as first class and does not have international operations;”

As a result of the above amendment, the other letters of the above-mentioned subclause 7.4 were renamed.

1.3.      In view of the change in the composition of the Board of Directors of the COMPANY, the PARTIES resolve to amend subclauses 8.2. and 8.2.1, 8.2.1.1., 8.2.2. and 8.7. of the AGREEMENT, which shall now read as follows:

 “8.2. BOARD OF DIRECTORS – The Board of Directors of the COMPANY shall be comprised of at least 7 (seven) members and a maximum of 9 (nine) members, one of whom will be the Chairman, elected for a mandate of one 01 (one) year, who may be reelected.”

 “8.2.1.            The PARTIES shall elect, jointly, 6 (six) members for the Board of Directors (except under the circumstances dealt with in subclause 8.2.2.1 below). The number of members of the Board of Directors that each PARTY is entitled to appoint shall be in accordance with the participation of the PARTIES in the CONTROL BLOCK, it being incumbent on:

a)         VBC, to appoint 3 (three) members;

b)         521, to appoint 2 (two) members;

c)         BONAIRE, to appoint 1 (one) member.

8.2.1.1 The number of members of the Board of Directors that each PARTY is entitled to appoint, pursuant to subclause 8.2.1 above, takes into account the current participation of the PARTIES in the CONTROL BLOCK. In the event of amendment of the participation of any of the PARTIES in the total BOUND SHARES, the number of Board Members that the PARTY in question will be entitled to appoint shall be adapted to reflect this change, however, the number of Board Members that the PARTY whose relative interest in the total BOUND SHARES has not changed shall remain unaltered.”

“8.2.2. If the minority shareholders, exercising the rights granted to them under art. 141 main clause and 141, §§ 4 and 5, of Law 6.404/76, elect one member to the Board of Directors, who, pursuant to the BOVESPA (Stock Exchange of the State of São Paulo) New Market Regulations, meets the requirements for classification as an independent board member and is designation as such, VBC, 521 and BONAIRE shall abstain from proposing to the General Meeting a name or names that meet this definition.

8.2.2.1 If the situation described in subclause 8.2.2 does not arise, in order to comply with the definition of independent board member, pursuant to the BOVESPA New Market regulations, VBC, 521 and Bonaire, by mutual agreement, shall propose to the General Meeting, (a) a name or names that meet this definition.

"8.7. The meetings of the Board of Directors of the COMPANY shall be held at least once every month,  and may, however, be held more frequently, should the Chairman of the Board of Directors so request, on his own initiative or at the request of any member of the Board of Directors. The meetings of the Board of Directors shall be called 9 (nine) days in advance, by notice sent by the Chairman of the Board, indicating the matters to be discussed and accompanied by any necessary supporting documentation. The presence of all members shall allow the meetings of the Board of Directors to be held irrespectively of a call notice."

1.4.      The PARTIES herewith resolve to change the structure of COMPANY's advisory Committees, and therefore amend subclauses 8.9., 8.9.1., 8.9.2., 8.9.3., 8.9.4., 8.9.5., 8.9.6. and 8.9.7 of the AGREEMENT, and add subclauses 8.9.1.2., 8.9.1.3., 8.9.2.1., 8.9.2.2. and 8.9.7.1. to that document which shall come into effect with the following wording:

 “8.9.   Committees The Board of Directors, in the resolutions covering the activities both of the COMPANY and its SUBSIDIARIES or ASSOCIATED COMPANIES, shall be assisted by 3 (three) Committees, as follows: (a) Management Processes; (b) Human Resources Management; and (c) Related Parties.”

 “8.9.1.            The Human Resources Management Committee shall be permanent, meeting at least once every half-year, with one meeting in February and another in July.  The  Management Processes and Related Parties Committees shall not be permanent and shall meet at the request of the Board of Directors, whenever it is necessary to analyze and state an opinion on the matters under their jurisdiction, in accordance with the internal regulations laid down in subclause 8.9.4 it being understood that, if the matters relate to transactions involving RELATED PARTIES, the Board of Directors must call the competent Committee to consider them.”

 “8.9.1.2.         The Related Parties and Management Processes Committees shall be called by notice from the Secretary of the Board of Directors, who shall forward to the Committee in question, prior to discussion by the Board of Directors, the matters to be considered by the Board, with the knowledge of the Chairman of the Board of Directors and of the Chief Executive Officer of the COMPANY.”

 “8.9.1.3.         The meetings of the Committees shall only be held with the presence of all their members. Any member who is unable to attend shall advise the Secretary of the Board, prior to the date of the meeting, the name of his substitute, who will represent him only at that meeting. The Secretary shall inform the other members about his absence and the name of the substitute.”

 “8.9.2.            The Management Processes and Related Parties Committees shall each be comprised of 3 (three) members, and at least 01 (one) member of each Committee should be a standing or alternate member of the Board of Directors of the COMPANY. The Human Resources Management Committee shall be comprised of 3 (three) members, should all be standing or alternate members of the Board of Directors of CPFL.

 “8.9.2.1.         It will be incumbent on VBC, 521 and BONAIRE to nominate one member each, for each of the Committees mentioned in clause 8.9., for subsequent appointment by the Board of Directors of the COMPANY. The members of the Committees shall have a mandate of 1 (one) year, as from the date of their appointment, and may be reappointed.”

 “8.9.2.2.         The members of the Committees shall not have alternates bound to them, and each member may invite only one specialist to assist them in the specific work, by prior agreement of the other members. Proposals for the participation of specialists shall be forwarded via the Secretary of the Board, and the specialists shall not be considered permanent members of the Committees in question.”

 “8.9.2.3.         The Meetings of the Management Processes and Related Parties Committees shall only be installed with the presence of their 3 (three) members; if there is no quorum for installation of the meeting, a new call shall be made with at least 2 (two) days notice.

8.9.2.4.            After being installed with the presence of its 3 (three) members, the Related Parties Committee may validly decide by the vote of only 2 (two) of its members if the matter to be discussed relates to one of the shareholders VBC, 521 and BONAIRE, and the undecided member (the member that has been appointed by the undecided shareholder) shall not take part in the decision."

 “8.9.3.            In the first meeting held after the appointment of members of the Committees by the Board of Directors, 1 (one) Coordinator shall be chosen for each committee, by consensus of all its members, who shall necessarily be a standing or alternate member of the Board of Directors of the COMPANY.”

 “8.9.4             The details of the matters to be submitted for the prior analysis of each of the Committees shall be defined internally, duly approved by the Board of Directors, it being established, however that it will be incumbent on.”

a)                  the Management Processes Committee: to assure the quality of the information received by the Board of Directors; to submit proposals for improvement in the Management Processes of the COMPANY, its Subsidiaries and Associated Companies; to assess the main critical and risk areas for the business of the COMPANY, its Subsidiaries and Associated Companies; to direct the internal audit processes, preparing proposals for improvement and supervising their execution internally;

b)                 the Human Resources Management Committee: to define the performance targets for assessment of the Executive Board; to conduct the appraisal of the Executive Board; to define the remuneration criteria of the Executive Board, including short and long term incentive plans; to prepare and conduct the succession plan of the Executive Board; to coordinate the process of choice of the COMPANY's Chief Executive Officer; to approve the officers appointed by the Chief Executive Officer of the COMPANY to join the Executive Board; to monitor execution of the COMPANY's human resources policies and practices, preparing proposals for improvement;

c)                  Related Parties Committee: to assess the process of selection of suppliers and service providers to carry out works, for acquisition of consumables and services where the contract amount is equal to or greater than the minimum amount in the jurisdiction of the Board of Directors, pursuant to the COMPANY's bylaws, for contracts that involve RELATED PARTY (PARTIES), issuing an opinion as to the best offer; to monitor closing of new power energy sales contracts where the contract amount is equal to or greater than the minimum amount in the jurisdiction of the Board of Directors, pursuant to the COMPANY's bylaws, for contracts that involve RELATED PARTY (PARTIES), ensuring that market conditions are observed; to analyze the operation that might, in any way, result in benefit or advantage, of any kind, to a RELATED PARTY.

 “8.9.5.            Any member of the Committees who effectively or potentially has conflicts of interest with a certain matter shall withdraw from the room and shall not participate in the meeting during the period in which the matter is being considered, but may be invited to provide information.”

 “8.9.6.            The matters analyzed by each of the Committees shall be the subject of reports and/or proposals to the Board of Directors.  The Report and/or Proposals forwarded to the Board of Directors do not bind the decision Board Members, and such reports and/or proposals shall report any disagreements and the grounds for such disagreements.”

 “8.9.7.            In addition to the activities performed by the Committees, the Board of Directors may, when necessary, set up Work Commissions to supervise the study and conducting of matters of great relevance for the COMPANY.”

 “8.9.7.1.         The Work Commissions will be temporary, shall be established for a specific purpose and must be coordinated by a member of the COMPANY's Board of Directors.  The other members of the Work Commissions, the number of whom it shall be decided by the Board of Directors at the time of setting up each Work Commission, shall be representatives of the shareholders, and each member may invite only one additional member to assist them in conducting the specific work.”

1.5.      The PARTIES herewith resolve to amend subclause 9.1. and add subclauses 9.1.1., 9.1.2 and 9.4., which shall come into effect with the following wording:

 “9.1.   The composition, operation and resolutions of the Board of Directors and Executive Officers of the SUBSIDIARIES shall observe the provisions set forth in this AGREEMENT, and the statutory directors of the COMPANY shall be elected to join the Board of Directors of the SUBSIDIARIES.”

 “9.1.1.            With regard, specifically, to the Boards of Directors of Companhia Paulista de Força e Luz, Companhia Piratininga de Força e Luz, CPFL Geração de Energia S.A. and Rio Grande Energia S.A., for as long as these, pursuant to art. 138 §2, of Law 6.404/76 continue to be publicly quoted corporations, they will be comprised of 3 (three) members, in being incumbent on:

a)         the COMPANY, to appoint 2 (two) members, who should be statutory directors of the COMPANY; and

b)         the employees of Companhia Paulista de Força e Luz, Companhia Piratininga de Força e Luz, CPFL Geração de Energia S.A. and Rio Grande Energia S.A., to appoint 1 (one) member, in accordance with the pertinent provisions of the bylaws”.

 “9.4.   It is a prior condition for election as the COMPANY representative on the Board of Directors of SUBSIDIARIES and ASSOCIATED COMPANIES that the person appointed sign a term of concurrence with this AGREEMENT, in which (i) he declares that he is fully aware of its content and undertakes to fulfill it, especially in respect of the obligation of uniform block vote as decided in the PRIOR MEETINGS.”

1.6.      The PARTIES herewith resolve to add subclauses 10.3., 10.3.1. and 10.3.2, which shall come into effect with the following wording:

 “10.3. The number of members of the Audit Committee that each PARTY is entitled to appoint shall be in accordance with the participation of the PARTIES in the CONTROL BLOCK, it being incumbent on:

a)         VBC, to appoint 2 (two) members;

b)         521, to appoint 2 (two) members;

c)         BONAIRE, to appoint 1 (one) member.

10.3.1 The number of members of the Audit Committee that each PARTY is entitled to appoint, pursuant to subclause 10.3 above, takes into account the current participation of the PARTIES in the CONTROL BLOCK. In the event of amendment of the participation of any of the PARTIES in the total BOUND SHARES, the number of Audit Committee members that the PARTY in question will be entitled to appoint shall be adapted to reflect this change, however, the number of Audit Committee members that the PARTY whose relative interest in the total BOUND SHARES has not changed shall remain unaltered.

10.3.2  If the minority shareholders, exercising the rights granted to them under art. 161, § 4 (a) of Law 6.404/76:

- elect one member of the Audit Committee, VBC, 521 and BONAIRE shall each appoint one member and VBC and 521, by mutual agreement, shall appoint the other member;

- elect two members of the Audit Committee, VBC and 521 shall each appoint one member and VBC, 521 and Bonaire, by mutual agreement, shall appoint the other member.”

1.7.      The PARTIES herewith resolve to amend subclause 17.6., which shall come into effect with the following wording:

 “17.6. All notices provided for in this AGREEMENT shall be made in writing and deemed to have been made when transmitted by cable, facsimile or electronic data transmission (in each case, subject to the receipt of the appropriate receipt code or any receipt confirmation by the receiving PARTY) or when delivered by carrier against a receipt slip or sent by registered letter to the address of the PARTIES, as indicated below:

If to VBC

VBC Energia S.A.

Avenida Engenheiro Luís Carlos Berrini nº 1297/1307, 14º andar, conj.142

CEP 04571-010, Brooklin - São Paulo, SP

Attn.: Luiz Aníbal de Lima Fernandes (Director Superintendent)

Phone: (11) 5102.7050

Fax: (11) 5505.9161

E-mail: lalfernandes@vbcenergia.com.br

Attn.:  Nelson Koichi Shimada (Finance Director)

Phone: (11) 5102.7050

Fax: (11) 5505.9161

E-mail: nelson.shimada@vpar.com.br

If to 521

521 Participações S.A.

Rua Senador Dantas nº 105, 37º andar

20031-204 Rio de Janeiro, RJ

Attn.: José Ricardo do Carmo

Phone: (21) 3808-3211

Fax: (21) 3808-3193

E-mail: 521@521participacoes.com.br

Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI

Diretoria de Participações

Praia de Botafogo nº 501, 4º andar

22250-040 Rio de Janeiro, RJ

Phone: (21) 3870-1006

Fax: (21) 3870-1951

E-mail: dipar@previ.com.br and gepar3@previ.com.br

If to BONAIRE

BONAIRE PARTICIPAÇÕES S.A.

Attn.: Carlos Eduardo Reich

Av. President Wilson, 231 - 11º andar

CEP 20030-021, Centro - Rio de Janeiro, RJ

Phone: (21) 3974-4540

Fax: (21) 3974-4501

E-mail: carlosreich@bnymellon.com.br

Attn.: President of Fundação CESP

Mr. Martin Roberto Glogowsky

Al. Santos, 2477 - 10º andar

CEP 01419-907 - São Paulo, SP

Phone: (11) 3068-3100

Fax: (11) 3068-3049

E-mail: martin.glogowsky@funcesp.com.br

Attn.: President of PETROS – Fundação Petrobrás de Seguridade Social

Mr. Wagner Pinheiro de Oliveira

Rua do Ouvidor, 98 - 8º andar

CEP 20040-030, Centro - Rio de Janeiro, RJ

Phone: (21) 2506-0577

Fax: (21) 2506-0570

E-mail: presidencia@petros.com.br

Attn.: President of Fundação SISTEL

Mr. Wilson Carlos Duarte Delfino

SEPS EQ 702/902 - 1º andar

CEP 70390-025 - Brasília - DF

Phone: (61) 3317-7242

Fax: (61) 3317-7109

E-mail: delfino@sistel.com.br

1. 7.     Considering the amendments made to the text of the AGREEMENT, as well as those set forth in the previous items, the PARTIES resolve to consolidate the Shareholders Agreement of the COMPANY, which is attached to this Amendment.

2.         CONFIRMATION

All other clauses and provisions of the AGREEMENT that have not been expressly changed by this 3rd AMENDMENT are hereby confirmed.

And, being in agreement, the PARTIES sign this 3rd AMENDMENT in 4 (four) counterparts of equal tenor and form, in the presence of the two undersigned witnesses.

São Paulo, December 6, 2007

VBC ENERGIA S.A.

______________________________ Name: Title:	______________________________ Name: Title:

521 PARTICIPAÇÕES S.A.

______________________________ Name: Title:	______________________________ Name: Title:

BONAIRE PARTICIPAÇÕES S.A.

______________________________ Name: Title:	______________________________ Name: Title:

CPFL ENERGIA S.A.

______________________________ Name: Title:	______________________________ Name: Title:

Witnesses:

______________________________ Name: CPF:	______________________________ Name: CPF: